Exhibit 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD.

REPORTS THIRD QUARTER OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (November 9, 2015) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) (“Consolidated Water” or “the Company”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the third quarter and first nine months of 2015. The Company will host an investor conference call on Tuesday, November 10, 2015 at 11:00 a.m. Eastern Time (see details below) to discuss its operating results and other topics of interest.

Third Quarter Operating Results

Net income attributable to the Company’s stockholders totaled $1,775,500, or $0.12 per diluted share, for the quarter ended September 30, 2015, compared with $1,882,692, or $0.13 per diluted share, for the quarter ended September 30, 2014.

Total revenues declined by approximately 14% to $14.6 million in the third quarter of 2015, compared with approximately $17.0 million in the third quarter of 2014. The decrease in revenues was attributable to lower revenues in all three of the Company’s business segments.

Retail water revenues totaled approximately $5.8 million in the third quarter of 2015, compared with approximately $5.9 million in the prior-year period. While the volume of water sold by the retail segment was comparable with prior-year levels, revenues declined due to a decrease in electricity prices from 2014 to 2015 that reduced the energy component of the Company’s retail water rates. Under the terms of the Company’s retail license, a portion of the rates it charges customers is adjusted upward or downward consistent with movements in the price the Company pays for electricity.

Bulk water revenues were approximately $7.9 million in the third quarter of 2015, compared with approximately $9.9 million in the year-earlier period. The decrease in bulk revenues was attributable to both the Bahamas and Cayman operations, where revenues decreased by approximately $1,444,000 and $487,000, respectively, from the prior-year period. The 2015 revenue decrease for bulk operations resulted from declines of 14% and 4% in the volumes of water sold by the Bahamas and Cayman operations, respectively, as well as from significant decreases in the prices of diesel fuel and electricity from 2014 to 2015 that reduced the energy component of the Company’s bulk water rates. Lower volumes of water sold in the Bahamas reflected continuing water conservation and loss mitigation efforts by the Water and Sewerage Corporation of the Bahamas. Lower volumes of water sold in the Cayman Islands resulted from a decrease in demand from the Water Authority – Cayman (“WAC”).

Services segment revenues declined to $857,441 in the most recent quarter, compared with $1,178,710 a year earlier. The decrease was due to declines in plant construction revenues and lower procurement services fees.

Consolidated gross profit decreased to approximately $5.5 million (38% of total revenues) in the most recent quarter, versus approximately $5.7 million (33% of total revenues) in the 2014 quarter. Gross profit on retail revenues increased slightly to approximately $3.1 million (53% of retail revenues) in the three months ended September 30, 2015, compared with approximately $3.0 million (50% of retail revenues) in the year-earlier period. The slight improvement in retail gross profit margin as a percentage of revenues was due to improved operating efficiencies and lower energy costs in 2015 as compared to 2014. Gross profit on bulk revenues declined to approximately $2.3 million (29% of bulk revenues), compared with approximately $2.8 million (28% of bulk revenues) a year earlier. Total gross profit dollars from bulk operations decreased due to lower revenues in 2015. The services segment incurred a gross profit of $195,240 in the third quarter of 2015, compared with a negative gross profit of ($83,236) in the prior-year quarter.

The retail segment contributed $442,809 and $250,658 to the Company’s income from operations in the third quarters of 2015 and 2014, respectively. The bulk segment contributed $1,917,226 to income from operations in the third quarter of 2015, compared with $2,282,396 in the prior-year quarter. The services segment incurred an operating loss of ($206,259) in the most recent quarter, versus an operating loss of ($817,695) in the third quarter of 2014. The services segment is expected to continue to incur losses from operations while the Company continues to fund the project development activities of its Mexico subsidiary, N.S.C. Agua, S.A. de C.V. (“NSC”), and/or until such time as significant new management services or plant construction contracts are obtained.

Consolidated general and administrative expenses (“G&A”) decreased to approximately $3.4 million in the third quarter of 2015, compared with approximately $4.0 million a year earlier. The lower G&A expenses in the third quarter of 2015, relative to the prior-year quarter of 2014, primarily resulted from a $163,000 decrease in legal fees related to retail license negotiations in the Cayman Islands and a $312,000 reduction in project development expenses incurred by NSC.

Interest income decreased to $270,830 in the three months ended September 30, 2015, compared with $334,499 in the same 2014 quarter, due to lower interest earned on delinquent receivables in 2015.

The Company recognized earnings and profit sharing on its equity investment in Ocean Conversion (BVI) Ltd. (“OC-BVI”) of $101,644 in the third quarter of 2015, compared with $111,855 in the third quarter of 2014. As a result of the projected declining cash flows from OC-BVI’s Bar Bay contract, the Company recorded an impairment charge of $225,000 in the third quarter of 2015 to reduce the carrying value of its equity investment in OC-BVI to its estimated fair value.

Other expense increased to $383,511 for the third quarter of 2015 from $101,297 for the third quarter of 2014 due to incremental foreign currency losses of approximately $225,000 recorded for the Company’s CW-Bali subsidiary.

Management Comments

“The improvement to income from operations in the most recent quarter was due to a reduction in general and administrative expenses related to our development project in Mexico,” stated Mr. Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd.  “However, net income declined slightly, from approximately $1.9 million in the third quarter of 2014 to $1.8 million in the third quarter of 2015, due to a $225,000 non-cash impairment charge in the 2015 quarter against our investment in OC-BVI, as well as higher foreign currency losses for our Bali, Indonesia operations.”

“I am pleased to report that negotiations between the Company and the Cayman Islands Regulator for our new water utility license recommenced in earnest this past quarter. Earlier this year, our existing license was extended through December 31, 2015 to facilitate negotiations for the new license. We are encouraged by the present tone and the constructiveness of these renewed negotiations.”

“I am also very pleased to announce that our 100 million gallon-per-day desalination plant project in Baja California, Mexico reached two very important milestones within the past several months,” continued Mr. McTaggart.

“Firstly, in response to our March 2015 APP Proposal, we received a letter dated June 30, 2015 from the Director General of the Baja California State Water Commission (“CEA”), the state agency with responsibility for the Project, in which the CEA stated that our project is in the public interest with high social benefits, and is consistent with the objectives of the State Development Plan, and therefore the Project should proceed and the required public tender should be called.”

“Consequently, on Friday, November 6, 2015, the State of Baja California, Mexico, officially commenced the tender for the Project and has set March 23, 2016 as the tender submission date. The State tendering process requires that bidders provide certain legal, technical and financial qualifications in order to obtain the tender documents. We are currently working through this process with our Project partners and look forward to providing a fully responsive and competitive tender to the State. After spending more than five years and approximately $37 million developing this very important project for the region, we are extremely pleased that the Rosarito Project has reached these major milestones and we will keep investors updated on any material developments related to this Project,” concluded Mr. McTaggart.

Nine-Month Operating Results

Net income attributable to the Company’s stockholders increased 12% to $5,924,861, or $0.40 per diluted share, for the nine months ended September 30, 2015, compared with $5,297,294, or $0.36 per diluted share, for the first nine months of 2014.

Total revenues were approximately $43.8 million in the first nine months of 2015, compared with approximately $50.3 million in the corresponding period of the previous year. The decrease in revenues was attributable to lower revenues in all three of the Company’s business segments.

Retail water revenues declined modestly to approximately $18.1 million for the nine months ended September 30, 2015, compared with approximately $18.5 million in the prior-year period. The decrease in revenues was attributable to a decrease in electricity prices from 2014 to 2015 that reduced the energy component of the Company’s retail water rates.

Bulk water revenues declined to approximately $24.5 million in the nine months ended September 30, 2015, compared with approximately $29.8 million in the year-earlier period. The decrease in bulk revenues was attributable to both the Bahamas and Cayman operations, where the volumes of water sold decreased 12% and 3%, respectively, from the prior-year period. Also, significant decreases in the prices of diesel fuel and electricity from 2014 to 2015 reduced the energy component of the Company’s bulk water rates.

Services segment revenues totaled $1,151,810 in the first nine months of 2015, compared with $1,921,004 a year earlier. The decrease was due to declines in plant construction revenues of approximately $549,000 and procurement services fees of approximately $220,000.

Consolidated gross profit declined to approximately $17.5 million (40% of total revenues) in the most recent nine-month period, versus approximately $18.0 million (36% of total revenues) in the first nine months of 2014. Gross profit on retail revenues remained consistent at approximately $9.7 million (54% of retail revenues) in the nine months ended September 30, 2015, compared with approximately $9.6 million (51% of retail revenues) in the year-earlier period. Gross profit on bulk revenues declined to approximately $7.8 million (32% of bulk revenues), compared with approximately $8.7 million (29% of bulk revenues) a year earlier. The services segment incurred a negative gross profit of ($8,026) in the first nine months of 2015, compared with a negative gross profit of ($222,595) in the prior-year period.

The retail segment contributed $1,640,683 and $1,080,496 to the Company’s income from operations in the first nine months of 2015 and 2014, respectively. The bulk segment contributed $6,574,093 to income from operations in the first nine months of 2015, compared with $7,440,494 in the corresponding period of 2014. The services business segment incurred an operating loss of ($1,501,944) in the nine months ended September 30, 2015, versus an operating loss of ($3,588,954) in the year-earlier period. The services segment is expected to continue to incur losses from operations while the Company continues to fund the project development activities of its Mexico subsidiary, NSC, and/or until such time as significant new management services or plant construction contracts are obtained.

Consolidated G&A declined to approximately $10.8 million in the 2015 nine-month period, compared with approximately $13.1 million a year earlier. The decrease in G&A expenses in the first nine months of 2015, relative to the 2014 period, of approximately $2.3 million, resulted primarily from a $461,000 decrease in professional fees related to the judicial review conducted in connection with the retail license negotiations in the Cayman Islands and an approximate $1,802,000 reduction in project development expenses incurred by NSC.

Interest expense decreased to $204,027 in the nine months ended September 30, 2015, compared with $413,783 in the 2014 period, reflecting the prepayment premium paid for the early redemption in February 2014 on the remaining outstanding balance on the Company’s bonds payable and the amortization of the related bond discount and deferred issuance costs.

As a result of the declining cash flows projected from its Bar Bay contract, the Company recorded impairment charges during the first nine months of 2015 aggregating $810,000 to reduce the carrying value of its investment in OC-BVI to its estimated fair value.

Other expense increased to $530,618 for the first nine months of 2015 from $20,804 for same period of 2014 due to incremental foreign currency losses of approximately $471,000 recorded for CW-Bali.

Cash Dividends

On October 31, 2015, the Company paid a quarterly cash dividend of $0.075 per share to shareholders of record at the close of business on October 1, 2015. The Company has paid cash dividends to shareholders since 1985.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EST) on Tuesday, November 10, 2015 to discuss its operating results for the third quarter and first nine months of 2015, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and requesting participation in the “Consolidated Water Co. Ltd. Conference Call” a few minutes before 11:00 a.m. EST on Tuesday, November 10, 2015.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EST on Tuesday, November 17, 2015 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID # 10075644, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, its ability to develop and operate such projects profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or

via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$40,766,125	$35,713,689
Certificate of deposit	5,637,538	5,000,000
Restricted cash	433,218	456,083
Accounts receivable, net	9,914,534	11,773,744
Inventory	1,745,946	1,738,382
Prepaid expenses and other current assets	1,985,965	1,612,860
Current portion of loans receivable	1,812,261	1,726,310
Costs and estimated earnings in excess of billings - construction projects	1,499,384	1,090,489
Total current assets	63,794,971	59,111,557
Property, plant and equipment, net	53,761,233	56,396,988
Construction in progress	2,529,161	1,900,016
Inventory, non-current	4,478,029	4,240,977
Loans receivable	4,240,725	5,610,867
Investment in OC-BVI	4,686,670	5,208,603
Intangible assets, net	810,834	927,900
Goodwill	3,499,037	3,499,037
Land held for development	20,558,424	20,558,424
Other assets	2,793,238	3,005,462
Total assets	$161,152,322	$160,459,831

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,938,617	$5,962,015
Dividends payable	1,192,867	1,190,325
Demand loan payable	7,500,000	9,000,000
Total current liabilities	13,631,484	16,152,340
Other liabilities	224,827	224,827
Total liabilities	13,856,311	16,377,167
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 39,164 and 36,840 shares, respectively	23,498	22,104
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,750,800 and 14,715,899 shares, respectively	8,850,480	8,829,539
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	-	-
Additional paid-in capital	84,303,569	83,779,292
Retained earnings	51,601,238	49,000,621
Cumulative translation adjustment	(525,352)	(482,388)
Total Consolidated Water Co. Ltd. stockholders' equity	144,253,433	141,149,168
Non-controlling interests	3,042,578	2,933,496
Total equity	147,296,011	144,082,664
Total liabilities and equity	$161,152,322	$160,459,831

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Retail revenues	$5,828,288	$5,936,623	$18,116,111	$18,548,841
Bulk revenues	7,919,920	9,905,723	24,489,509	29,831,653
Services revenues	857,441	1,178,710	1,151,810	1,921,004
Total revenues	14,605,649	17,021,056	43,757,430	50,301,498

Cost of retail revenues	2,752,358	2,945,756	8,400,744	8,996,615
Cost of bulk revenues	5,644,699	7,113,039	16,727,592	21,120,498
Cost of services revenues	662,201	1,261,946	1,159,836	2,143,599
Total cost of revenues	9,059,258	11,320,741	26,288,172	32,260,712
Gross profit	5,546,391	5,700,315	17,469,258	18,040,786
General and administrative expenses	3,392,615	3,984,956	10,756,426	13,108,750
Income from operations	2,153,776	1,715,359	6,712,832	4,932,036

Other income (expense):
Interest income	270,830	334,499	762,613	874,203
Interest expense	(66,566)	(70,515)	(204,027)	(413,783)
Profit sharing income from OC-BVI	28,350	30,375	76,950	81,000
Equity in earnings of OC-BVI	73,294	81,480	211,117	221,809
Impairment of investment in OC-BVI	(225,000)	-	(810,000)	-
Other	(383,511)	(101,297)	(530,618)	(20,804)
Other income (expense), net	(302,603)	274,542	(493,965)	742,425
Net income	1,851,173	1,989,901	6,218,867	5,674,461
Income attributable to non-controlling interests	75,673	107,209	294,006	377,167
Net income attributable to Consolidated Water Co. Ltd. stockholders	$1,775,500	$1,882,692	$5,924,861	$5,297,294

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.12	$0.13	$0.40	$0.36

Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.12	$0.13	$0.40	$0.36

Dividends declared per common share	$0.075	$0.075	$0.225	$0.225

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,749,249	14,700,939	14,734,799	14,695,446
Diluted earnings per share	14,802,322	14,763,914	14,787,904	14,764,127

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$1,851,173	$1,989,901	$6,218,867	$5,674,461
Other comprehensive income (loss)
Foreign currency translation adjustment	(2,475)	(29,873)	(45,226)	6,473
Total other comprehensive income (loss)	(2,475)	(29,873)	(45,226)	6,473
Comprehensive income	1,848,698	1,960,028	6,173,641	5,680,934
Comprehensive income attributable to non-controlling interests	75,550	105,716	291,745	377,491
Comprehensive income attributable to Consolidated Water Co. Ltd. stockholders	$1,773,148	$1,854,312	$5,881,896	$5,303,443